Exhibit 4.16

CONSENT AND ACKNOWLEDGEMENT AGREEMENT

This CONSENT AND ACKNOWLEDGEMENT AGREEMENT (“Consent”), dated March 5, 2018 (“Consent Effective Date”), is entered into by and between MEDIMETRIKS PHARMACEUTICALS, INC., having its principal place of business at 383 Route 46 West, Fairfield, New Jersey 07004 (U.S.A.) (“Medimetriks”), CUTANEA LIFE SCIENCES, INC., having its principal place of business at 1500 Liberty Ridge Drive, Suite 3000, Wayne, Pennsylvania 19087 USA (“Cutanea”), and FERRER INTERNACIONAL, S.A., having its head office at Av. Diagonal, 549, 5th Floor, 08029 Barcelona (Spain) (“Ferrer”), sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS

I.	Ferrer and Medimetriks entered into that certain License and Supply Agreement dated March 10, 2014 (the “License”), as amended, pursuant to which, among other things, Ferrer granted Medimetriks exclusive commercialization and distribution rights to the Product (as defined in the License) throughout the Territory (as defined in the License); and

II.	Medimetriks wishes to sell, assign and transfer to Cutanea, an affiliated company of MARUHO CO., LTD. (“Maruho”), and Cutanea wishes to purchase, acquire and accept from Medimetriks the rights in the License.

III.	Medimetriks needs to obtain prior consent of Ferrer, as grantor of the License, owner of the Products and following Article 16 of the License, to allow full effects of such sale, assignment and transfer to Cutanea.

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the License.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Consent, intending to be legally bound, hereby agree as follows:

1. Medimetriks hereby transfers and assigns all rights, duties and obligations with respect to the License to Cutanea, effective as of the Consent Effective Date. Cutanea hereby accepts such assignment and transfer and assumes all rights, duties and obligations with respect to the License effective as of the Consent Effective Date. Notwithstanding the foregoing, Medimetriks will not transfer and assign, and Cutanea will not assume, any rights, duties or obligations with respect to Medimetriks’ right to register and own the Trademarks with respect to the Product in the Territory and to grant Ferrer and Cutanea licenses thereto, until such time as the ownership rights of such Trademarks are assigned to Ferrer in accordance with Article 12 of the License.

2. Ferrer hereby accepts and consents to the transfer and assignment from Medimetriks to Cutanea, and assumption by Cutanea from Medimetriks, upon the Consent Effective Date, of all rights, duties and obligations with respect to the License, as described in paragraph 1 above.

3. Upon the Consent Effective Date, this Consent, and the rights, duties, and obligations assigned hereunder, shall be enforceable by and between Ferrer and Cutanea.

4. Ferrer and Cutanea shall neither assume nor have any liability resulting from any acts or omissions of Medimetriks with respect to the License prior to the Consent Effective Date; provided, further, that nothing in this Consent shall constitute a waiver or release by Ferrer of any claims against Medimetriks with respect to any acts or omissions of Medimetriks with respect to the License prior to the Consent Effective Date. It is hereby clarified that the Parties are not released from their obligations under the License which have accrued prior to the Consent Effective Date.

5. Moreover, Medimetriks and Cutanea hereby declare and warrant that neither this Consent nor the transfer of any contractual rights from Medimetriks to Cutanea shall have any adverse effect to Ferrer, which shall be assured, among others, by fulfillment of the obligations as set out in the License. As an additional warranty for such fulfillment, Cutanea declares that Maruho has issued a Comfort Letter addressed to Ferrer, attached to this Consent as Annex 1. Notwithstanding the foregoing, Medimetriks shall have no liability for any obligations of Cutanea with respect to the License from and after the Consent Effective Date.

6. Retained obligation of Medimetriks under the License with respect to the Trademarks (XepiTM). At the Consent Effective Date, registration of the Trademarks (XepiTM) is still ongoing. In accordance with the terms of Amendment No. 1 to the License, Medimetriks shall assign to Ferrer all of Medimetriks’ rights in and to the Trademarks, once the registration is completed or once it is feasible for Medimetriks to assign and transfer all registrations and pending applications for the Trademarks in accordance with applicable laws and regulations, whichever occurs first. For clarity, once a notice of allowance for any intent to use application for the Trademarks is issued under the Trademark Act by the United States Patent and Trademark Office (USPTO), Medimetriks shall promptly file a statement of use (SOU) or, if use in commerce cannot be demonstrated on or before the deadline for filing the SOU, Medimetriks shall file such extensions of time as may be necessary and feasible until a SOU can be filed.

7. Concurrently with the assignment and transfer of the License, Cutanea has agreed to designate and appoint Medimetriks as its sole and exclusive authorized distributor of unbranded Product (“Generic Product”) pursuant to the provisions of the License (the “AG Agreement”). The Parties are all in agreement to confirm that any Net Sales of Products generated under the AG Agreement are to be included as Net Sales under the License and, consequently, those Net Sales are also subject to the royalty to be paid by Cutanea to Ferrer following Article 3.1 c) of License.

8. Medimetriks and Cutanea shall be liable for any breach of its obligations as set out in this Consent and consequently, pursuant to applicable law, shall indemnify and hold harmless Ferrer, against any Loss that Ferrer may incur as a result of any such breach. To the purposes of this Consent, “Loss” means all liability, third party claims and other claims, actions, and judgments, including but not limited to attorney’s fees and investigation costs. Medimetriks shall be severally liable for its own breach of any of its obligations as set out in this Consent.

9. This Consent and the rights and liabilities of the Parties shall be governed by and interpreted (in English) in accordance with the laws of the State of New York and jurisdiction shall be granted to the federal and state courts of New York. This Consent may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute a single agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this CONSENT AND ACKNOWLEDGEMENT AGREEMENT to be executed in duplicate by their duly authorized officers as of March 5, 2018. One original of this Consent shall be held by each Party hereto.

MEDIMETRIKS PHARMACEUTICALS, INC.

By:	/s/ [***]
Name:	[***]
Title:	[***]

FERRER INTERNACIONAL, S.A.

By:	/s/ [***]
Name:	[***]
Title:	[***]

By:	/s/ [***]
Name:	[***]
Title:	[***]

CUTANEA LIFE SCIENCES, INC.

By:	/s/ [***]
Name:	[***]
Title:	[***]

[Counterpart Signature Page to Consent and Acknowledgement Agreement]

ANNEX 1

MARUHO COMFORT LETTER